                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

     ADAMS CAPITAL MANAGEMENT, L.P.
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   (Last)                            (First)              (Middle)
     c/o Adams Capital Management, Inc.
     518 Broad Street
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                                    (Street)
     Sewickley                        PA                   15143

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   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

     12/06/99
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     AirNet Communications Corporation (ANCC)
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

     Vice Chairman of the Board
________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)

________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check Applicable Line)

     [ ]  Form Filed by One Reporting Person

     [X]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
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


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

*    If the form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                                                          (Over)
(Form 3-07/99)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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

Series E Senior
Convertible Preferred
Stock                    Immed.                      Common Stock           1,057,330     $.01506477         (1)          (1)
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Series F Senior
Convertible Preferred
Stock                    Immed.                      Common Stock             409,159     $.01506477         (1)          (1)
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Series G Senior
Convertible Preferred
Stock                    Immed.                      Common Stock             126,318     $.01506477         (1)          (1)
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Common Stock Warrant
(right to buy)           Immed.      6/10/09         Common Stock              49,067          $3.67         (1)          (1)
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
Explanation of Responses:

(1) The securities are owned directly by Adams Capital Management, L.P. ("Adams Capital"), a ten percent owner of the issuer, and indirectly by ACM Capital Partners II, L.P. ("ACM"), General Partner of Adams Capital, and Joel P. Adams ("Adams"), William C. Hulley ("Hulley"), William C. Frezza ("Frezza") and Jerry S. Sullivan ("Sullivan"), General Partners of ACM. ACM, Adams, Hulley, Frezza and Sullivan disclaim beneficial ownership of these securities except to the extent of their respective pecuniary interests therein.




ADAMS CAPITAL MANAGEMENT, L.P.
By: ACM Capital Partners II, L.P., General Partner           12/6/99
    /s/ Joel P. Adams, General Partner
-------------------------------------------------        -----------------------
**Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.



Name:                    ACM Capital Partners II, L.P.

Address:                 c/o Adams Capital Management, Inc.
                         518 Broad Street
                         Sewickley, PA 15143

Designated Filer:        Adams Capital Management, L.P.

Issuer and Ticker
Symbol:                  AirNet Communications Corporation (ANCC)

Date of Event
Requiring Statement:     12/06/99

                         ACM Capital Partners II, L.P.
                         /s/ Joel P. Adams
Signature:               ---------------------------------
                         Joel P. Adams, General Partner


                         Joel P. Adams

                         co Adams Capital Management, Inc.
                         518 Broad Street
                         Sewickley, PA 15143

                         Adams Capital Management, L.P.

                         AirNet Communications Corporation (ANCC)

12/06/99

                         /s/ Joel P. Adams
                         ---------------------------------
                         Joel P. Adams, General Partner


Name:                    William C. Hulley

Address:                 c/o Adams Capital Management, Inc.
                         518 Broad Street
                         Sewickley, PA 15143

Designated Filer:        Adams Capital Management, L.P.



Issuer and Ticker
Symbol:                  AirNet Communication: Corporation (ANCC)


Date of Event
Requiring Statement:     12/06/99

                         /s/ William C. Hulley
Signature:               --------------------------
                          William C. Hulley




Name:                    William A. Frezza

Address:                 c/o Adams Capital Management, Inc.
                         518 Broad Street
                         Sewickley, PA 15143

Designated Filer:        Adams Capital Management, L.P.



Issuer and Ticker
Symbol:                  AirNet Communication: Corporation (ANCC)


Date of Event
Requiring Statement:     12/06/99

                         /s/ William A. Frezza
Signature:               --------------------------
                          William A. Frezza



Name:                   Jerry S. Sullivan


Address:                 c/o Adams Capital Management, Inc.
                         518 Broad Street
                         Sewickley, PA 15143

Designated Filer:        Adams Capital Management, L.P.

Issuer and Ticker
Symbol:                  AirNet Communications Corporation (ANCC)

Date of Event
Requiring Statement:     12/06/99

                         /s/ Jerry S. Sullivan
Signature:               ---------------------------------
                         Jerry S. Sullivan